                                                                       Exhibit 5


THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED OR SOLD UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER OR SALE.

                                 PROMISSORY NOTE

Date of Issuance:  January 17, 2002 (the "Date of Issuance")

Name of Holder:  JONA, INC. (the "Holder")

Principal Amount:  $900,000.00 (the "Principal Amount")

         For good and valuable consideration received, Webb Interactive Services, Inc., a Colorado corporation (the "Company"), promises to pay to the Holder the Principal Amount, plus simple interest accrued on unpaid principal from the Date of Issuance until paid at the rate of ten percent (10%) per annum (the "Base Rate").

         The Company's obligations under this Note are secured by a Pledge and Security Agreement as of even date herewith (the "Security Agreement.")

         The following is a statement of the rights of the Holder and the terms and conditions to which this Note is subject:

1.       Payment.

         (a) Obligation. Subject to acceleration and mandatory prepayment upon the occurrence of any Event of Default, the outstanding principal under this Note and the accrued interest thereon will be due and payable on demand at any time on or after April 30, 2002 (the "Demand Payment Date"). All payments of principal and interest under this Note shall be payable in immediately available funds to an account at a bank designated in writing by the Holder. In the absence of any such written designation, any such principal or interest payment shall be deemed made on the date a check in the applicable amount payable to the order of Holder is received by the Holder at the address set forth below or such other address as the Holder shall designate in writing.

         (b) Interest Payment. The Company promises to pay interest on the Principal Amount at the Base Rate. Interest on this Note shall accrue from and including the date of issuance of this Note through and until repayment of the principal and payment of all accrued interest in full and the accrued interest shall be payable in full on the earlier to occur of the Demand Payment Date or the date the Note is accelerated pursuant to Section 1(e).

         (c) Prepayment. On ten (10) days' prior written notice to the Holder, the Company may prepay this Note in whole or in part at any time without penalty. Prepayments will be applied to accrued but unpaid interest first and then to unpaid principal.

         (d) Defaults. An Event of Default shall occur if: (i) the Company shall default in the payment of the principal of or any installment of interest on this Note, when and as the same shall become due and payable, whether at maturity, on demand, on a date fixed for payment thereof, at a date fixed for prepayment, by acceleration or otherwise, (ii) the Company shall fail to perform or observe any covenant, obligation or agreement contained herein and the Company has not remedied such default within fifteen (15) days after notice of default has been given by the Investor to the Company, (iii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of the Company, or of a substantial part of its property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, or for a substantial part of its property or assets, or (c) the winding up or liquidation of the Company, and such proceeding or petition shall continue undismissed for 60 days, or any order or decree approving or ordering any of the foregoing shall be entered or (iv) the Company shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described herein, (c) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors,
(f) become unable, admit in writing its inability or fail generally to pay its debts as they become due, (g) suspend the operation of its business or (h) take any action for the purpose of effecting any of the foregoing.

         (e) Acceleration. If an Event of Default occurs under Section 1(d)(iii) or (iv), then the outstanding principal of and all accrued interest on this Note shall automatically become immediately due and payable. If an Event of Default occurs under Section 1(d)(i) or (ii) and is continuing, the Holder, by written notice to the Company, may declare the outstanding principal of and all accrued interest on this Note immediately due and payable. Upon such declaration, such principal and interest shall become immediately due and payable. After April 30, 2002, if the default has not been cured or all amounts due paid to the Holder, then all such principal, interest, fees and other amounts shall be immediately due and payable and the Holder shall have all of its rights and remedies under this Note and the Security Agreement.

         (f) Enforcement. Upon the occurrence of any one or more Events of Default, the Holder may proceed to protect and enforce its rights hereunder by suit in equity, action at law or by other appropriate proceeding, and the Holder may pursue all of its rights and remedies under this Note and the Security Agreement. The Holder shall have all rights and remedies available at law or in equity. If an Event of Default occurs, the Company will pay to the Holder such amounts as shall be sufficient to cover the costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) of such Holder due to, or incurred as a consequence of, such default.

2. Governing Law. This Note will be governed by and construed in accordance with the laws of the State of Colorado, excluding that body of law relating to conflict of laws.

3. Waiver. The Company hereby waives diligence, presentment, demand, protest and notice of dishonor.

4. Collection Expenses. If suit is brought for collection of this Note, the Company shall pay all reasonable expenses, including reasonable fees and costs of attorneys, incurred by the Holder in connection therewith whether or not such suit is prosecuted to judgment.

         IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

                                       WEBB INTERACTIVE SERVICES, INC.


                                       By /s/ Lindley S. Branson
                                          --------------------------------------

                                       Its: Vice President and General Counsel
                                            ------------------------------------


Holder's Address:

JONA, INC.
- --------------------------
1701 East E. Street
- --------------------------
Casper, WY   82601
- --------------------------



                                       -3-